Exhibit 10.55

AMENDMENT TO THE
AMENDED AND RESTATED
POST HOLDINGS, INC. DEFERRED COMPENSATION PLAN FOR
KEY EMPLOYEES

(as restated effective August 1, 2017)

WHEREAS, Post Holdings, Inc. (the “Company”) adopted the amended and restated Post Holdings, Inc. Deferred Compensation Plan for Key Employees (the “Plan”) effective August 1, 2017;

WHEREAS, Section 8.1 of the Plan provides that the Chief Executive Officer may make amendments to the Plan deemed necessary or desirable, which shall be reported to the Corporate Governance and Compensation Committee of the Board of Directors of the Company (the “Committee”);

WHEREAS, the Company desires to amend the plan, effective October 1, 2019 (and for the sake of clarity, with respect to deferral elections applicable to annual bonuses earned beginning with the Company’s fiscal year 2020 and thereafter) to provide that a participant’s deferral election with respect to an annual bonus (including an annual bonus that qualifies as performance-based compensation under Section 409A of the Internal Revenue Code) as provided in Section 3.1(a) shall apply only to that portion of the annual bonus which would otherwise be paid in cash, unless otherwise specified by the Company and set forth in a Deferral Election.

NOW, THEREFORE, the Plan is amended as follows:

1.	Section 1.13 is amended to add the following provision to the end thereof:

“Unless otherwise specified by the Company and set forth in the Deferral Election, a Participant’s election to defer an annual bonus (including, without limitation, an annual bonus that is also Performance-Based Compensation) shall apply only to the portion of the bonus that would otherwise be payable in cash.”

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In WITNESS WHEREOF, this amendment has been executed on this 27th day of September 2019.

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Robert V. Vitale President and Chief Executive Officer